UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. __ )

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Microsoft Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[The following communication was distributed to full-time employees of Microsoft and its subsidiaries related to Microsoft’s Annual Meeting of Shareholders scheduled for November 14, 2006. Please read the entire proxy statement, filed with the SEC on October 4, 2006, for a discussion of the Annual Meeting agenda items.]

From: Chris Liddell

Sent: Thursday, October 12, 2006

To: Microsoft and Subsidiaries: All FTE

Subject: Proxy Voting by Microsoft Shareholders

Every year, shareholders are given the opportunity to participate directly in the governance of Microsoft through the proxy voting process.

If you own Microsoft shares, I encourage you to vote your proxy and take an active role in the overall governance of our company.

This year, shareholders are asked to consider and vote on the following matters:

This year, shareholders are asked to consider and vote on the following matters:

1. Election of directors,

2. Ratification of the selection of Deloitte & Touche LLP as Microsoft’s independent auditor, and

3. Three shareholder proposals described in the Proxy Statement.

Over the next few weeks, you will receive your proxy materials and proxy voting instructions either through an electronic link directly from our transfer agent, Mellon Investor Services (epxy@docucorp-asp.com), or in the postal mail, depending on where your shares are held. In either case, you may vote electronically by following the instructions in the materials you receive.

If you do not receive proxy materials and believe that you should have, or if you have questions regarding Microsoft’s proxy voting, please email Microsoft Investor Relations at denniem@microsoft.com.

Thank you,

Chris